As filed with the Securities and Exchange Commission on February 4, 2019

Registration Statement No. 333-151142

Registration Statement No. 333-151145

Registration Statement No. 333-202302

Registration Statement No. 333-211941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-151142

Form S-8 Registration Statement No. 333-151145

Form S-8 Registration Statement No. 333-202302

Form S-8 Registration Statement No. 333-211941

UNDER

THE SECURITIES ACT OF 1933

SHIRE PLC

(Exact Name of Registrant as Specified in Its Charter)

Jersey (Channel Islands)

(State or Other Jurisdiction of Incorporation or Organization)

98-0601486

(I.R.S. Employer Identification Number)

Block 2, Miesian Plaza, 50-58 Baggot Street Lower, Dublin 2, Republic of Ireland

+353 1 609 6000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

SHIRE PORTFOLIO SHARE PLAN

SHIRE EMPLOYEE STOCK PURCHASE PLAN

SHIRE GLOBAL EMPLOYEE STOCK PURCHASE PLAN

SHIRE LONG TERM INCENTIVE PLAN 2015

SHIRE DEFERRED BONUS PLAN 2015

GOVERNING TERMS OF THE SUBSTITUTE AWARDS

(Full title of the plans)

Attention: Susan O’Reilly

Secretary

Shire plc

Block 2, Miesian Plaza, 50-58 Baggot Street Lower, Dublin 2, Republic of Ireland

+353 1 609 6000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Keiji Hatano

Sullivan & Cromwell LLP

Otemachi First Square

5-1, Otemachi 1-Chome

Chiyoda-ku, Tokyo 100-0004

Japan

+81-3-3213-6171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Shire plc (“Shire”), relates to the following registration statements (each, a “Registration Statement,” and, together, the “Registration Statements”) filed by Shire with the U.S. Securities and Exchange Commission (the “SEC”).

(1) Form S-8 Registration Statement No. 333-151142, which was filed with the SEC on May 23, 2008 to register 40,000,000 ordinary shares of Shire, par value £0.05 per share (“Shire ordinary shares”) reserved for future issuance under the Shire Portfolio Share Plan;

(2) Form S-8 Registration Statement No. 333-151145, which was filed with the SEC on May 23, 2008, to register 10,000,000 Shire ordinary shares reserved for future issuance under the Shire Employee Stock Purchase Plan.

(3) Form S-8 Registration Statement No. 333-202302, which was filed with the SEC on February 26, 2015 to register 1,200,000 Shire ordinary shares, 3,000,000 Shire ordinary shares and 60,000 Shire ordinary shares (and a total of 1,420,000 American Depositary Shares, each representing three Shire ordinary shares) reserved for future issuance under the Shire Global Employee Stock Purchase Plan, the Shire Long Term Incentive Plan 2015 and the Shire Deferred Bonus Plan 2015, respectively.

(4) Form S-8 Registration Statement No. 333-211941, which was filed with the SEC on June 9, 2016, to register 11,000,000 Shire ordinary shares (and 3,666,666 American Depositary Shares, each representing three Shire ordinary shares) reserved for future issuance under the Governing Terms of the Substitute Awards granted in substitution for (a) options to purchase shares of Baxalta Incorporated (“Baxalta”) common stock, par value $0.01 per share, (b) restricted stock units of Baxalta, and (c) performance stock units of Baxalta previously granted under the Baxalta Incorporated 2015 Incentive Plan pursuant to the Agreement and Plan of Merger, dated as of January 11, 2016, by and between the Shire, Baxalta and BearTracks, Inc.

On January 8, 2019, Takeda Pharmaceutical Company Limited acquired the entire issued and to be issued share capital of Shire (the “Acquisition”) by means of a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 (as amended).

As a result of the Acquisition, Shire has terminated all offerings pursuant to the Registration Statements. Shire, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with undertakings in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the above-mentioned registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on February 4, 2019.

SHIRE PLC

By:	/s/ Amitabh Singh
Name: Amitabh Singh
Title: Director

*	Pursuant to Rule 478 under the Securities Act of 1933 no other person is required to sign this Post-Effective Amendment.